Exhibit 10(s)

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                           DEFERRED COMPENSATION PLAN
                         FOR NON-EMPLOYEE DIRECTORS OF
                       THE BANK OF NEW YORK COMPANY, INC.

               1.  Definitions.
          (a)  "Board" means the Board of Directors of The
          Bank of New York Company, Inc.
          (b) "Committee" means the Pension Committee of the Board.
          (c)  "Company" means The Bank of New York Company,
          Inc.
          (d) "Company Stock" means the common stock of the Company.
          (e)  "Deferral Account" means the account
     maintained on the books of the Company for each Participant pursuant to Section 4. Separate Deferral Accounts shall be maintained for each Participant.
          (f) "Director" means any member of the Board who is not an employee of the Company or any of its subsidiaries.
          (g) "Director Compensation" means compensation to which the Director is entitled as a retainer or a fee for services as a member of the Board or the Board of Directors of The Bank of New York.
          (h) "Disability" means that the Committee, in its sole discretion, has determined that the Participant is unable to engage in any substantial gainful activity by reason of any physical or mental impairment which can be

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     expected to result in death or to be of long-continued and indefinite duration.
               (i)  "Effective Date" means December 1, 1993.
          (j) "Investment Funds" means Funds A, B and C under the Profit-Sharing Plan.
          (k)  "Investment Fund Accounts" means the sub-
     Accounts maintained under the Plan to which deferred compensation is credited pursuant to Section 4, to reflect equivalent investment performance of the Investment Funds.
          (l) "Participant" means a Director who elects to participate in this Plan as provided in Section 3.
          (m) "Plan" means the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company,
          Inc. as set forth herein and as amended from time to time.
          (n) "Profit-Sharing Plan" means the Employees' Profit-Sharing Plan of The Bank of New York Company, Inc.
          (o)  "Stock Account" means the sub-Account
     maintained under the Plan to which deferred compensation is credited pursuant to Section 4, to reflect equivalent investment performance of Fund D under the Profit-Sharing
          Plan.
          (p) "Stock Unit" means the equivalent of one share of Company Stock.
               2.  Administration
          (a)  The Plan shall be administered by the
     Committee.  The Committee shall also have the authority to

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     make, amend, interpret, and enforce all appropriate rules
     and regulations for the administration of the Plan and decide any and all questions as may arise in connection with the interpretation or application of the Plan.
          (b) The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon Participants and all other persons having or claiming any interest in the
          Plan.
               3.  Participation.
          (a) A Director may elect to participate in the Plan by filing a written election with the Company, on such form as may be prescribed by the Committee, to defer 50%,
          75% or 100% of his or her Director Compensation.
          (b) A deferral election shall become effective on the first day of the calendar year following the date the election is made. A deferral election for a Participant shall remain effective for each subsequent calendar year unless the Participant files another election in which the Participant elects to cease deferring Director Compensation or to change the percentage of Director Compensation which is deferred. The new deferral election shall become effective on the first day of the calendar year following the date the election is made.

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          (c)  Notwithstanding anything contained herein to
     the contrary, in the case of each individual who is a Director as of December 1, 1993, a deferral election will be effective for Director Compensation for 1994 if it is made by February 15, 1994; provided, however, such election shall not be effective for any Director Compensation earned before the election is made. An individual who becomes a Director after the Effective Date may make a deferral election within 30 days after becoming a Director; such election, however, shall be effective only with respect to Director
          Compensation earned after the date such election is made.
               4.  Deferral Account.
          (a) The portion of Director Compensation that would otherwise be paid in cash except that it is deferred pursuant to a deferral election, shall be credited to the Participant's Deferral Account and shall be allocated in multiples of 25% in accordance with the Participant's deferral election, among (i) the Investment Fund Accounts maintained for the Participant, as if invested in the applicable Investment Fund as of the first business day of the month in which such Director Compensation would have been paid and (ii) the Stock Account maintained for the Participant, in Stock Units, the number of which shall be determined by dividing (A) the portion of such Director Compensation to be allocated to the Stock Account of the Participant by (B) an amount equal to 95% of the closing

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     price of the Company Stock, as reported on the New York
     Stock Exchange on the date such Director Compensation would have been paid.
          The portion of Director Compensation that would otherwise be paid in Company Stock except that it is deferred pursuant to a deferral election, shall be credited to the Participant's Deferral Account and shall be allocated to the Stock Account maintained for the Participant in Stock Units. The number of Stock Units shall be determined by
     (A) multiplying (x) the number of shares of Company Stock which the Participant elected to defer by (y) the closing price of the Company Stock as reported on the New York Stock Exchange on the date such Director Compensation would have been paid, and (B) dividing (z) the amount determined in clause (A) above by (xx) an amount equal to 95% of the closing price of the Company Stock as reported on the New York Stock Exchange on the date such Director Compensation would have been paid.
          (b)  The balance credited to a Participant's
     Investment Fund Accounts and Stock Account shall be adjusted from time to time to reflect the equivalent investment performance of the applicable Investment Fund or of Fund D of the Profit-Sharing Plan. No transfers may be made among the Investment Fund Accounts or between the Investment Fund
          Accounts and the Stock Account.

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          (c)  The Company shall submit to each Participant,
     within 120 days after the close of each calendar year, a statement, setting forth the balance to the credit of such Participant in his Deferral Account, as well as the allocation thereof among the Investment Fund Accounts and the Stock Account as of the last business day of such year.
               5.  Payment of Deferred Compensation.
          (a) Payment of a Participant's Deferral Account shall be made or commenced within 60 days after the Participant's retirement, death, or other termination of service as a Director (other than by reason of Disability). Payment shall be made in a lump sum or in substantially equal installments over a period not to exceed ten years, in accordance with the Participant's election made at the time of his deferral election.
          (b) In the event of a Participant's death prior to payment of the balance credited to his Deferral Account, the amount remaining in his Deferral Account shall be paid to his Beneficiary in accordance with the Participant's payment election.
          (c)  In the event of the Disability of a
     Participant, the Participant's Deferral Account shall be paid in a lump sum within 60 days of such Disability.
          (d) A Participant may request that payment be made of all or a portion of his Deferral Account due to financial hardship occurring prior to his retirement, death,

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     or other termination as a Director by submitting a written request to the Committee. Payment of the amount determined by the Committee necessary to relieve such financial hardship shall be made in a lump sum.
         (e) Notwithstanding anything contained herein to the contrary, in the event of the Participant's retirement, death, or other termination as a Director after a Change of Control (as defined in paragraph (g) of this Section), his Deferral Account shall be paid in a lump sum within 60 days of such retirement, death, or other termination.
          (f) Payments from the Plan with respect to the Participant's Investment Fund Accounts shall be made in cash equal to the value of the Participant's Investment Fund Accounts as of the last business day of the month following the date of the Participant's retirement, death, Disability or other termination of service as a Director (and each anniversary of such date if payments are made in installments). Payments from the Plan with respect to a Participant's Stock Account shall be made in shares of Company Stock equal to the number of Stock Units in the Participant's Stock Account as of the date on which payment is made; provided, however, that cash payments shall be made in lieu of fractional shares.
          (g) A "Change of Control" shall be deemed to have occurred if (i) any "person" (within the meaning of Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange

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     Act")), other than the Company, a subsidiary of the Company or an employee benefit plan of the Company, acquires more than 25% of the shares of the Company's common stock; (ii) there is a sale or divestiture of all or substantially all of the assets of the Company; (iii) during any two-year period, individuals who constituted the Board of Directors of the Company (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Company's shareholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (iii), considered as though such person were a member of the Incumbent Board; or
     (iv) a change in control of the Company would be required to be reported in response to item 1(a) of the Current Report on Form 8-K, as in effect on the Effective Date pursuant to
          Sections 13 or 15(d) of the Exchange Act.
               6.  Beneficiary Designation
          Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom payment under this Plan shall be paid in the event of his death prior to complete

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     distribution to Participant of his Deferral Account.  Any
     beneficiary designation may be made or changed by a Participant by a written instrument in such form prescribed by the Committee which is filed with the Company prior to the Participant's death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, then any amounts otherwise payable to the Participant's beneficiary shall be paid to the Participant's estate.
               7.  Amendment and Termination of Plan
          (a) The Board may at any time amend the Plan in whole or in part.
          (b)  The Board may, in its sole discretion,
     terminate the Plan at any time, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the then remaining balance in the
          Participant's Deferral Account.
               8.   Miscellaneous
          (a) The Company's obligation to make payments under the Plan shall be contractual only and all payments hereunder shall be made by the Company from its general assets at the time and in the manner provided for in the
          Plan.
          (b) Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, the amounts, if any,

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     payable hereunder, to the Participant or such other person.
     No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.
          (c) This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of
          New York.